Exhibit 4.2

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of June 19, 2024, is made and entered into by and among (i) Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), (ii) Smilodon Capital, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), (iii) the undersigned parties listed under “Heramba Holders” on the signature page(s) hereto (each such party, a “Heramba Holder,” and, collectively, the “Heramba Holders”) and (iv) Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, a German limited liability company having its statutory seat in Munich, Germany, and registered with the commercial register of the Local Court of Munich under HRB 91181 (the “KB Lender”). The SPAC Holders, the Heramba Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(f) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 2, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), the Company, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Heramba”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct, wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving ordinary shares of the Company (“Ordinary Shares”) or securities convertible into or exercisable or exchangeable for Ordinary Shares, and (ii) the Seller will contribute to the Company shares in Heramba in exchange for the Seller receiving Ordinary Shares;

WHEREAS, Heramba holding 85% (eighty-five percent) of the registered share capital and the KB Lender holding 15% (fifteen percent) of the registered share capital of Kiepe Electric GmbH, a German limited liability company having its statutory seat in Düsseldorf, Germany, and registered with the commercial register of the Local Court of Düsseldorf under HRB 34306 (“Kiepe Germany”), are the sole shareholders of Kiepe Germany;

WHEREAS, the KB Lender in its capacity as lender and Kiepe Germany in its capacity as borrower have entered into that certain Loan Agreement, dated as of June 19, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Loan Agreement”), regarding that certain Loan in an amount of up to EUR 20,000,000 (Euro twenty million) (such loan, as may be increased or decreased from time to time pursuant to the terms of the Loan Agreement, the “Loan”); and

WHEREAS, pursuant to the Business Combination Agreement and the Loan Agreement, and in view of the valuable consideration to be received by each Holder, directly and indirectly, thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and other good and valuable consideration received whose sufficiency is hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

1.	For purposes of this Agreement:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(b) “Founder Shares” means any Ordinary Shares issued to a SPAC Holder in exchange for SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares.

(c) “Immediate family” means with respect to any individual, any of the following: such individual’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant, or siblings (whether by blood, marriage or adoption).

(d) “Lock-Up Period” means the period commencing on the date hereof and expiring on the later of:

(i) the date on which the Loan has been repaid in full (the “Loan Repayment Date”); and

(ii) the earliest of (i) the twelve (12) month anniversary of the Closing Date, (ii) such time that the last reported trading price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

For the avoidance of doubt, the obligations of the SPAC Holders under this Agreement shall commence upon receipt of the Lock-Up Securities on the Closing Date (immediately following the Closing).

(e) “Lock-Up Securities” means, collectively, (i) any Founder Shares beneficially owned by the SPAC Holders immediately after the Closing and (ii) any Ordinary Shares beneficially owned by the Heramba Holders on the date hereof and any Ordinary Shares beneficially owned by the Heramba Holders immediately after the Closing; provided, however, that 3,118,319 Founder Shares held by the SPAC Holders and 2,700,000 Ordinary Shares held by Heramba Limited shall not be Lock-Up Securities for purposes of this Agreement.

(f) “Transfer” means the:

(i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security;

(ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise;

(iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above; or

(iv) entry into a transaction that would have the same effect as any transaction specified in clause (i) or (ii) above.

2.	Lock-Up Provisions.

(a) Each Holder agrees not to Transfer any Lock-Up Securities until the end of the Lock-Up Period; provided that the Heramba Holders may exchange their Lock-Up Securities through the Contribution and pursuant to the terms of the Business Combination Agreement and the form of Contribution Agreement contained therein.

(b) Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company and the KB Lender that are consistent with the foregoing or that are necessary to give further effect thereto:

(i) in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family of the Holder is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder, (D) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes or (E) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(ii) in the case of an entity, Transfers (A) to another entity that is an Affiliate of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder, (B) as part of a distribution to members, partners, shareholders or equityholders of such Holder, or (C) by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(iii) in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with the termination of the Holder’s service to the Company; or

(v) the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided, however, that such plan does not provide for, or permit, the Transfer of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that (A) in the case of clause (ii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (i), (ii) and (iii), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.

(c) Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF JUNE 19, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3.	Miscellaneous.

(a) Power and Authority. Each Holder hereby represents and warrants that it, he, she or they has/have full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b) Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a current or future shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c) Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement. The Company, each SPAC Holder and each Heramba Holder agree not to enter into any amendment or other modification of the Business Combination Agreement prior to the Loan Repayment Date that would directly or indirectly amend or otherwise modify this Agreement without the prior written consent of the KB Lender.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Heramba Electric plc
Kiepe Platz 1

D- 40599 Düsseldorf

Germany
Attention: Hans-Jörg Grundmann
Email: hansjoerggrundmann@googlemail.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

If to the KB Lender, to:

Knorr-Bremse Systeme für Schienenfahrzeuge GmbH
Moosacher Str. 80
80809 Munich, Germany
Attention: Dr. Peter Radina
Email: Peter.Radina@knorr-bremse.com

with a copy (which shall not constitute notice) to:

Knorr-Bremse AG
Moosacher Str. 80
80809 Munich, Germany
Attention: Sebastian Riedel
Email: Sebastian.Riedel@knorr-bremse.com

with further copy (which shall not constitute notice) to:

Baker McKenzie Rechtsanwaltsgesellschaft mbH
von Rechtsanwälten und Steuerberatern
Theatinerstrasse 23
80333 Munich, Germany
Attention: Dr. Jakub Lorys
Email: Jakub.Lorys@bakermckenzie.com

If to any Holder, to the address set forth below such Holder’s name on the signature pages to this Agreement.

(e) Amendments and Waivers.

(i) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company, the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate and, if prior to the Loan Repayment Date, the KB Lender. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(e)(i) shall be null and void, ab initio.

(ii) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved). No waiver granted hereunder by any party prior to the Loan Repayment Date shall be valid or enforceable unless signed by the KB Lender in advance of the grant of such waiver.

(iii) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would adversely affect one or more Holders in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the adversely affected Holders that own a majority of the Lock-Up Securities owned by such adversely affected Holders.

(f) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto shall assign, grant or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b) above. Any purported assignment in violation of this Section 3(f) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

(g) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement and any Legal Dispute (as defined below) arising out of this Agreement, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(ii) Each party hereto irrevocably agrees that any action, suit or proceeding between or among the parties hereto arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 3(h) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 3(h) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(i) Headings; Counterparts. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(k) Specific Performance. The parties hereto acknowledge that the rights and obligations under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its respective agreements and covenants contained in this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(l) Legal Representation. Each Holder acknowledges that each of Latham & Watkins LLP (“Latham”), Maples and Calder (Cayman) LLP (“Maples”) and Matheson LLP (“Matheson”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions and Baker McKenzie LLP (“Baker McKenzie”) is acting as counsel to the KB Lender in connection with this Agreement, and none of Latham, Maples, Matheson or Baker McKenzie is acting as counsel to such Holder in its capacity as a Holder.

(m) Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HERAMBA ELECTRIC PLC

By:	/s/ Hans-Jörg Grundmann
Name:	Hans-Jörg Grundmann
Title:	Director

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

KNORR-BREMSE SYSTEME FÜR SCHIENEN-FAHRZEUGE GMBH:

By:	/s/ Dr. Peter Radina
Name:	Dr. Peter Radina
Title:	Managing Director (Geschäftsführer)

By:	/s/ Harald Schneider
Name:	Harald Schneider
Title:	Managing Director (Geschäftsführer)

[Signature Page to Lock-Up Agreement]

SPONSOR:

SMILODON CAPITAL, LLC

By:	Admit Capital, LLC, its manager

By:	/s/ Srinath Narayanan
Name:	Srinath Narayanan
Title:	Manager

Number and Type of Lock-Up Securities:

Ordinary Shares:	2,154,379 Founder Shares
Other (Specify):	N/A

Address for Notices:

Address:	c/o Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200, Menlo Park, California 94025
Telephone No.:	[***]
Email:	[***]

[Signature Page to Lock-Up Agreement]

SPAC HOLDERS:

By:	/s/ Michael Browning
Name:	Michael Browning

Number and Type of Lock-Up Securities:

Ordinary Shares:	50,000 Founders Shares
Other (Specify):	N/A

Address for Notices:

Address:	c/o Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200, Menlo Park, California 94025
Telephone No.:	[***]
Email:	[***]

[Signature Page to Lock-Up Agreement]

SPAC HOLDERS:

By:	/s/ Nina Jensen
Name:	Nina Jensen

Number and Type of Lock-Up Securities:

Ordinary Shares:	50,000 Founders Shares
Other (Specify):	N/A

Address for Notices:

Address:	c/o Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200, Menlo Park, California 94025
Telephone No.:	[***]
Email:	[***]

[Signature Page to Lock-Up Agreement]

SPAC HOLDERS:

By:	/s/ Eric Spiegel
Name:	Eric Spiegel

Number and Type of Lock-Up Securities:

Ordinary Shares:	50,000 Founders Shares
Other (Specify):	N/A

Address for Notices:

Address:	c/o Project Energy Reimagined Acquisition Corp. 1280 El Camino Real, Suite 200, Menlo Park, California 94025
Telephone No.:	[***]
Email:	[***]

[Signature Page to Lock-Up Agreement]

HERAMBA HOLDERS:

HERAMBA LIMITED

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Director

Number and Type of Lock-Up Securities:

Ordinary Shares:	34,000,000 Lock-Up Securities
Other (Specify):	2,700,000 Ordinary Shares that are not Lock-Up Securities

Address for Notices:

Address:	70 Sir John Rogerson’s Quay Dublin 2, Ireland D02 R296
Email:	[***]

[Signature Page to Lock-Up Agreement]